Exhibit 99.1

Dana First-Quarter 2014 Results Reflect Strong Operating Performance

•	Sales of $1.69 billion

•	Net income attributable to Dana of $34 million, including a $17 million charge for Venezuela currency devaluation

•	Adjusted EBITDA of $165 million, providing a margin of 9.8 percent; strong operating performance drove margin improvement of 40 basis points compared with 2013

•	Continued focus on shareholder value, returning $64 million in the quarter through share repurchases

•	Broad showcase of new product innovations across key end markets focused on weight reduction and improved efficiency for customers

MAUMEE, Ohio, April 25, 2014 – Dana Holding Corporation (NYSE: DAN) today announced results for the first quarter of 2014.

Sales were $1.688 billion, compared with $1.676 billion for the same period in 2013. Favorable end-market demand in most regions provided a benefit of $56 million that was partially offset by unfavorable currency effects, principally in South America.

As of March 31, 2014, Dana changed the exchange rate for remeasuring the financial statements of its Venezuela operations from the official rate of 6.3 bolivars per U.S. dollar to the rate determined by an auction process as published by the Central Bank of Venezuela. This rate was 10.7 bolivars per U.S. dollar at March 31, 2014, and resulted in a charge of $17 million in the first quarter of 2014. This charge is reflected in Dana’s net income and adjusted EBITDA. In the first quarter of 2013, the Venezuelan government devalued the official rate from 4.3 to 6.3, resulting in a charge of $6 million. These currency effects impacted Dana’s Light Vehicle Driveline business in both periods.

Net income for the quarter was $34 million, compared with $42 million for the same period in 2013, and diluted adjusted earnings per share (EPS) was $0.32, compared with $0.28 in the first quarter of 2013. Gross profit increased $20 million on higher sales of $12 million, reflecting favorable operating conversion on increased production demand. Increased restructuring charges principally in South America, the impact of Venezuela currency effects, and higher interest and tax expenses were offsetting factors.

Adjusted EBITDA for the quarter was $165 million, compared with $158 million a year ago. Adjusted EBITDA margin of 9.8 percent in the quarter improved 40 basis points when compared with last year. This improvement reflected the benefit of increased production volumes and continued cost discipline despite significant currency headwinds, most notably in Venezuela. As highlighted above, Venezuela currency effects lowered Dana’s adjusted EBITDA by about 100 basis points in the first quarter of this year and about 35 basis points in 2013. Excluding the impact of the Venezuela currency devaluation charge, adjusted EBITDA margin performance in the first quarter of 2014 was 10.8 percent.

Free cash flow was a use of $36 million in the quarter, compared with a use of $44 million a year ago. Seasonal trade working capital requirements, interest payments of $57 million, and capital spending of $36 million were the primary net cash uses in the quarter. Free cash flow in this year’s first quarter included $40 million of proceeds from the sale of a note receivable that represented prior period interest. Total cash used in the first three months of 2014 was $117 million, including $64 million for repurchases of common stock and $22 million for debt retirement.

Business Unit Results for the First Quarter

Light Vehicle Driveline Technologies:

Sales were $618 million in the first quarter of 2014, compared with $619 million last year. Increased end-market demand for light trucks in North America was muted by unfavorable currency, principally in South America, and weak demand in India and Thailand. Segment EBITDA for the quarter was $30 million, or 4.9 percent of sales, and included a $17 million charge for devaluation of the Venezuela bolivar. This result compares with segment EBITDA of $41 million in the first quarter of 2013, which also included a devaluation charge for Venezuela of $6 million.

Commercial Vehicle Driveline Technologies:

Sales were $457 million in the first quarter of 2014, compared with $458 million last year. Improved end-market demand in Europe, South America, and North America was offset by unfavorable currency. Segment EBITDA for the first quarter of 2014 was $44 million, or 9.6 percent of sales, representing a margin improvement of 60 basis points when compared with last year’s segment EBITDA of $41 million.

Off-Highway Driveline Technologies:

Sales were $341 million in the first quarter of 2014, compared with $343 million last year. Favorable currency, reflecting the strength of the Euro, was offset by lower demand, principally mining-related equipment, when compared with 2013. Segment EBITDA for the first quarter of 2014 was $42 million, or 12.3 percent of sales, representing a margin improvement of 30 basis points when compared with last year’s segment EBITDA of $41 million.

Power Technologies:

Sales were $272 million in the first quarter of 2014, compared with $256 million last year, reflecting improved market demand in both North America and Europe.

Segment EBITDA for the first quarter of 2014 was $44 million, or 16.2 percent of sales, representing a margin improvement of 210 basis points when compared with last year’s segment EBITDA of $36 million.

Share Repurchase Program

During the first quarter of 2014, Dana executed $64 million of share repurchases under its share repurchase program. Since the start of the program in late 2012, Dana has returned $893 million to shareholders and has reduced its fully diluted share count by 42 million, or about 20 percent. At the end of March 2014, $107 million remained under Dana’s existing $1 billion share repurchase program.

“Continuing our momentum from 2013, Dana’s first-quarter results were in line with our expectations, even with the continued instability in Venezuela and the resulting currency effects reflected in our earnings results. We continued to improve our operating margin performance, with strong results posted across most of our business units,” said company President and Chief Executive Officer Roger J. Wood. “As our end markets expand in the future, we are well positioned to profitably grow the top line through booked business and new sales awards while achieving continued margin expansion and strong cash flow generation.”

2014 Financial Targets Affirmed

Dana expects its operations to be impacted by continued emerging market volatility, as the rest of 2014 unfolds, with the opportunity for improving demand in the commercial-vehicle and, to a lesser extent, off-highway markets. Accordingly, Dana has affirmed its financial targets for full-year 2014, with expected results at the low end of the range for full-year sales, adjusted EBITDA, and diluted adjusted EPS:

•	Sales of approximately $6.8 to $6.9 billion;

•	Adjusted EBITDA of approximately $760 to $770 million;

•	Adjusted EBITDA as a percent of sales of approximately 11.2 percent;

•	Diluted adjusted EPS of approximately $1.82 to $1.86 (excluding the impact of share repurchases after March 31, 2014);

•	Capital spending of approximately $210 to $230 million; and

•	Free cash flow of $275 to $295 million.

The uncertainties surrounding the current environment in Venezuela present a potential challenge to our 2014 financial targets, which assume that automotive production in Venezuela resumes in the second half of this year. In the event that production does not resume as expected or that Dana is unable to obtain raw materials to cost effectively operate the business, the required statutory people cost and other carrying costs would reduce our earnings. We currently estimate that a scenario with nominal or no production during the last nine months of 2014 could reduce our full-year earnings by as much as $40 million.

“Although Venezuela currently poses challenge and uncertainty, elsewhere through the remainder of the year, we expect primarily stable end-market demand across most regions, with continued strength in full-frame light trucks and the opportunity for improving commercial-vehicle demand in North America.” Mr. Wood said. “While worldwide mining and construction-equipment markets remain sluggish, we are well positioned to capitalize upon a demand upswing in these important segments. Our business units continue to work through the near-term currency and economic challenges presented by emerging markets such as South America, India, and Thailand, as well as capitalizing upon stronger demand in other markets.”

Customers Recognize Value in Dana Technologies

Dana continues to provide its customers with market-driven technologies designed to improve vehicle efficiency while positioning the company for profitable growth over the next several years.

At this year’s Mid-America Trucking Show in March, Dana announced the initial production of Spicer® AdvanTEK® 40 tandem axles with a select number of popular axle ratios, including the industry’s fastest ratio of 2.26:1. This all-new 40,000-lb. tandem axle for a variety of Class 8 applications features market-leading design solutions that increase fuel economy, reduce vehicle weight, improve reliability, and decrease total ownership costs.

Dana’s Spicer EconoTrek™ 6x2 tandem axle is also available for 2014 commercial vehicles. Weighing up to 400 pounds less than a traditional 40,000-pound 6x4 tandem axle arrangement, the Spicer EconoTrek axle offers numerous innovations for reducing maintenance and increasing the fuel economy of heavy-duty linehaul tractors by 2 to 3 percent.

Further supporting Dana’s commitment to long-term growth, the company announced at CONEXPO/CON-AGG last month its R2 hydromechanical variable transmission (HVT) – the latest powersplit system resulting from the joint venture between Dana Holding Corporation and Bosch Rexroth AG – is undergoing bench testing in the final validation stage of development. Engineers expect the R2 HVT to enter field testing across a wide spectrum of market vehicles by the end of the year, with production slated to begin within the next 12 months.

Dana is also expanding the development of its Spicer® PowerBoost® hydraulic-hybrid system for the off-highway market. In February, the company launched field tests of a telescopic boom handler powered by a 111 hp engine that is also equipped with Dana’s pioneering hydraulic-hybrid technology.

New Technologies Announced

Dana recently introduced several new technologies to market, including the Spicer® D-Series steer axles that will enable improved vehicle stopping power and reduced maintenance without the added weight that typically results from specifying air disc brakes.

The company also presented additions to the company’s family of Spicer® E-Series steer axles that deliver best-in-class performance and durability with up to 35 pounds less weight.

Dana recently introduced upgraded Spicer® 37R and Spicer® 43R axles and a Spicer® Wing™ Series driveshaft. This system flexibility allows machine designers to configure a series of vehicles in a single power range that offer a variety of basic to advanced features while requiring a minimum of alterations to the design envelope.

Designed with multi-layer steel (MLS) inserts, Dana’s new Victocor® 500 gasket takes sealing to the next level, helping heavy-duty engines achieve high mileage by meeting extreme durability, high-stress, and pressure requirements for over-the-road hauling.

Dana to Host Conference Call at 10 a.m. Today

Dana will discuss its first quarter in a conference call at 10 a.m. EDT today. Participants may listen to the conference call via audio streaming online or telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. United States and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054, and enter 26877924. Please ask for the “Dana Holding Corporate Financial Webcast and Conference Call.” Phone registration will be available starting at 9:30 a.m.

An audio recording of the webcast will be available after 5 p.m. today; dial 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and enter 26877924. A webcast replay will be available after 5 p.m. today, and may be accessed via Dana’s investor website.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure, which we have defined as earnings from continuing and discontinued operations before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense and other nonrecurring items (gain/loss on debt extinguishment or divestitures, impairment, etc.). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. Adjusted EBITDA should not be considered a substitute for income (loss) before income taxes, net income (loss) or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income (loss) attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense and other nonrecurring items (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as cash provided by (used in) operating activities, less purchases of property, plant and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

The accompanying financial information provides reconciliations of adjusted EBITDA, diluted adjusted EPS and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange

Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs 23,000 people in 26 countries on six continents. In 2013, Dana generated sales of $6.8 billion. For more information, please visit dana.com.

Investor Contact	Media Contact
Craig Barber: 419.887.5166	Jeff Cole: 419.887.3535

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended
	March 31,
(In millions except per share amounts)	2014	2013
Net sales	$1,688	$1,676
Costs and expenses
Cost of sales	1,454	1,462
Selling, general and administrative expenses	105	103
Amortization of intangibles	13	19
Restructuring charges, net	9	2
Other income (expense), net	(6)	2

Income from continuing operations before interest expense and income taxes	101	92
Interest expense	30	21

Income from continuing operations before income taxes	71	71
Income tax expense	34	27
Equity in earnings of affiliates	1	4

Income from continuing operations	38	48
Income (loss) from discontinued operations	(1)	2

Net income	37	50
Less: Noncontrolling interests net income	3	8

Net income attributable to the parent company	34	42
Preferred stock dividend requirements	3	8

Net income available to common stockholders	$31	$34

Net income per share available to parent company common stockholders:
Basic:
Income from continuing operations	$0.21	$0.22
Income (loss) from discontinued operations	$—	$0.01
Net income	$0.21	$0.23
Diluted:
Income from continuing operations	$0.19	$0.18
Income (loss) from discontinued operations	$—	$0.01
Net income	$0.19	$0.19
Weighted-average common shares outstanding
Basic	150.7	148.0
Diluted	177.0	214.4
Dividends declared per common share	$0.05	$0.05

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended
	March 31,
(In millions)	2014	2013
Net income	$37	$50
Less: Noncontrolling interests net income	3	8

Net income attributable to the parent company	34	42

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	(12)	(17)
Hedging gains and losses		3
Investment and other gains and losses		1
Defined benefit plans	7	8

Other comprehensive loss attributable to the parent company	(5)	(5)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	(1)	(2)

Other comprehensive loss attributable to noncontrolling interests	(1)	(2)

Total comprehensive income attributable to the parent company	29	37
Total comprehensive income attributable to noncontrolling interests	2	6

Total comprehensive income	$31	$43

DANA HOLDING CORPORATION

Consolidated Balance Sheet

As of March 31, 2014 and December 31, 2013

(In millions except share and per share amounts)	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$1,116	$1,256
Marketable securities	144	110
Accounts receivable
Trade, less allowance for doubtful accounts of $6 in 2014 and $7 in 2013	961	793
Other	151	223
Inventories	723	670
Other current assets	124	113

Total current assets	3,219	3,165
Goodwill	106	106
Intangibles	215	227
Other noncurrent assets	192	196
Investments in affiliates	206	210
Property, plant and equipment, net	1,220	1,225

Total assets	$5,158	$5,129

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$32	$57
Accounts payable	939	804
Accrued payroll and employee benefits	141	161
Accrued restructuring costs	13	14
Taxes on income	47	35
Other accrued liabilities	183	197

Total current liabilities	1,355	1,268
Long-term debt	1,568	1,567
Pension and postretirement obligations	514	530
Other noncurrent liabilities	344	351

Total liabilities	3,781	3,716

Commitments and contingencies
Parent company stockholders’ equity
Preferred stock, 50,000,000 shares authorized Series B, $0.01 par value, 2,101,384 and 3,803,774 shares outstanding	206	372
Common stock, $0.01 par value, 450,000,000 shares authorized, 157,148,833 and 145,338,342 outstanding	2	2
Additional paid-in capital	3,015	2,840
Accumulated deficit	(788)	(812)
Treasury stock, at cost (21,914,062 and 18,742,288 shares)	(431)	(366)
Accumulated other comprehensive loss	(732)	(727)

Total parent company stockholders’ equity	1,272	1,309
Noncontrolling equity	105	104

Total equity	1,377	1,413

Total liabilities and equity	$5,158	$5,129

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended
	March 31,
(In millions)	2014	2013
Operating activities
Net income	$37	$50
Depreciation	40	42
Amortization of intangibles	15	22
Amortization of deferred financing charges	1	1
Unremitted earnings of affiliates	1	(4)
Stock compensation expense	4	5
Deferred income taxes	(1)	(2)
Pension contributions, net	(2)	(16)
Interest payment received on payment-in-kind note receivable	40
Change in working capital	(145)	(109)
Other, net	10	(4)

Net cash provided by (used in) operating activities (1)	—	(15)

Investing activities
Purchases of property, plant and equipment (1)	(36)	(29)
Acquisition of business		(4)
Principal payment received on payment-in-kind note receivable	35
Purchases of marketable securities	(35)	(3)
Proceeds from maturities of marketable securities	2	1
Other	4	3

Net cash used in investing activities	(30)	(32)

Financing activities
Net change in short-term debt	(10)	(3)
Proceeds from long-term debt	1	53
Repayment of long-term debt	(12)	(30)
Dividends paid to preferred stockholders	(2)	(8)
Distributions paid to noncontrolling interests	(1)	(1)
Repurchases of common stock	(64)	(24)
Payments to acquire noncontrolling interests		(7)
Other	1

Net cash used in financing activities	(87)	(20)

Net decrease in cash and cash equivalents	(117)	(67)
Cash and cash equivalents – beginning of period	1,256	1,059
Effect of exchange rate changes on cash balances	(23)	(11)

Cash and cash equivalents – end of period	$1,116	$981

(1)	Free cash flow of ($36) in 2014 and ($44) in 2013 is the sum of net cash provided by (used in) operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31,
(In millions)	2014	2013
Sales
Light Vehicle	$618	$619
Commercial Vehicle	457	458
Off-Highway	341	343
Power Technologies	272	256

Total Sales	$1,688	$1,676

Segment EBITDA
Light Vehicle	$30	$41
Commercial Vehicle	44	41
Off-Highway	42	41
Power Technologies	44	36

Total Segment EBITDA	160	159
Corporate expense and other items, net	5	(1)

Adjusted EBITDA	$165	$158

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31,
(In millions)	2014	2013
Segment EBITDA	$160	$159
Corporate expense and other items, net	5	(1)

Adjusted EBITDA	165	158
Depreciation	(40)	(42)
Amortization of intangibles	(15)	(22)
Restructuring	(9)	(2)
Strategic transaction and other items	(1)	(2)
Recognition of unrealized gain on payment-in-kind note receivable	2
Stock compensation expense	(4)	(5)
Interest expense	(30)	(21)
Interest income	3	7

Income from continuing operations before income taxes	71	71
Income tax expense	34	27
Equity in earnings of affiliates	1	4

Income from continuing operations	38	48
Income (loss) from discontinued operations	(1)	2

Net income	$37	$50

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Three Months Ended March 31, 2014 and 2013

	Three Months Ended March 31,
(In millions except per share amounts)	2014	2013
Net income attributable to parent company	$34	$42
Restructuring charges (1)	9	2
Amortization of intangibles (1)	11	17
Non-recurring items (1)	3	(2)

Adjusted net income	$57	$59

Diluted shares - as reported	177	214

Adjusted diluted shares	177	214

Diluted adjusted EPS	$0.32	$0.28

(1)	Amounts are net of associated tax effect.